Exhibit 8.2
Phone: (215) 569-5500
Fax: (215) 569-5555
Email: www.blankrome.com
December 17, 2007
Omega Financial Corporation
366 Walker Drive
State College, PA 16801
     Re: Tax Opinion/Merger Agreement
Ladies and Gentlemen:
     We have acted as counsel to Omega Financial Corporation, a Pennsylvania corporation (“Omega”), in connection with the merger (the “Merger”) of Omega with and into F.N.B. Corporation, a Florida corporation (“FNB”), pursuant to a Merger Agreement dated as of November 8, 2007 (the “Merger Agreement”) by and among Omega and FNB. All capitalized terms used herein, unless otherwise specified, have the meanings ascribed to them in the Merger Agreement.
     For the purpose of rendering our opinion, we have examined and are relying upon (without any independent investigation or review thereof) the truth and accuracy, at all relevant times, of the statements, covenants, representations and warranties contained in the following documents (including all schedules and exhibits thereto): (a) the Merger Agreement; (b) the Registration Statement on Form S-4 [to be] filed by FNB with the Securities and Exchange Commission (the “Registration Statement”) (c) the Officer’s Certificates of Omega and FNB attached hereto; and (d) such other documents as we have deemed necessary or appropriate as a basis for the opinion set forth below.
     In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such copies. We have further assumed that the Merger will be consummated in accordance with the Merger Agreement and will be effective under applicable state law. Finally, our opinion is issued in reliance that all statements, descriptions and representations contained in the above-referenced documents or otherwise made to us are true, correct and complete and will be as of the Effective Date.
     In rendering our opinion, we have considered the applicable provisions of the Internal Revenue Code of 1986, as amended (the “Code”), Treasury Regulations and the pertinent judicial authorities and interpretive rulings of the Internal Revenue Service (the “Service”) and such other authorities as we have considered relevant.

Omega Financial Corporation
December 17, 2007

     Based upon and subject to the foregoing, we are of the opinion that the Merger will, under current law, constitute a tax-free reorganization pursuant to Section 368(a) of the Code. Further, in our opinion, subject to the qualifications and limitations contained therein, the discussion set forth in the Registration Statement under the caption “Material Federal Income Tax Consequences of the Merger” fairly presents the material United States federal income tax consequences of the Merger and, insofar as it relates to statements of law or legal conclusions, is correct in all material respects.
     This letter represents our view of the proper United States (“U.S.”) federal income tax treatment of the Merger based upon our analysis of the relevant U.S. federal income tax authorities as of the date hereof. The opinion is not binding on the Service or any court, and there can be no assurance that the Service or a court of competent jurisdiction will not disagree with the opinion.
     Our opinion is based upon the Code and its legislative history, the Treasury Regulations, judicial decisions of the federal courts interpreting the foregoing and current administrative rulings and practices of the Service, all as in effect on the date of this letter. These authorities may be amended or revoked at any time. Any changes may or may not be retroactive and could cause this opinion to be or become incorrect, in whole or in part. There is and can be no assurance that such legislative, judicial or administrative changes will not occur in the future. We expressly disclaim any obligation to update or modify this letter to reflect any developments that may impact the opinion from and after the date of this letter. Other than the law described in the first sentence of this paragraph, we are not opining on the laws of any other jurisdiction (state, federal or foreign) including, without limitation, any other laws of the U.S.
     We are expressing our opinion only as to matters expressly addressed herein. We are not expressing any opinion as to any other matters, or any other aspects of the transactions contemplated by this letter, whether discussed herein or not. No opinion should be inferred as to any other matters, including without limitation, any other U.S. federal income tax issues with respect to the Merger or any related transactions or any state, local or foreign tax treatment of the Merger or any related transactions.
     Our opinion is dependent upon the accuracy and completeness of the facts and assumptions referenced above. We have relied upon those facts and assumptions without any independent investigation or verification of their accuracy or completeness. Any inaccuracy or incompleteness in our understanding of the facts and assumptions could adversely affect the opinion expressed in this letter.

Omega Financial Corporation
December 17, 2007

     The opinion expressed herein has been issued solely for your benefit in connection with the Registration Statement, and may not be (a) utilized or relied upon by you for any other purpose or (b) utilized, relied upon or quoted by any Person other than you, or distributed or discussed, without, in each instance, the prior written consent of a partner of this Firm; provided, however, we do hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement and to the reference to Blank Rome LLP in the prospectus constituting a part of the Registration Statement under the caption “Material U.S. Federal Income Tax Consequences of the Merger,” without admitting that we are “experts” within the meaning of the Securities Act or the rules and regulations of the Securities and Exchange Commission issued thereunder with respect to any part of the Registration Statement, including this exhibit. The opinion expressed herein is strictly limited to the matters stated herein and no other or more extensive opinion is intended, implied or to be inferred beyond the matters expressly stated herein. This opinion letter is not a guarantee and should not be construed or relied on as such.

Very truly yours,
/s/ Blank Rome LLP
BLANK ROME LLP